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                                                                   EXHIBIT 10.29

                             DISTRIBUTION AGREEMENT


        THIS AGREEMENT, dated as of October 20, 1997, is between Garden Botanika, Inc. ("Garden Botanika") and Hunter Packaging Ltd. ("Hunter").

             Garden Botanika sells a high-quality retail product line under the trademark "Garden Botanika." Garden Botanika owns or has rights (i) to certain formulations and graphics for such products and (ii) the Garden Botanika Trademarks listed on Schedule A, as well as owning valuable goodwill associated with, and which stems from, the Garden Botanika Trademarks. Garden Botanika and Hunter desire to make certain arrangements under which Garden Botanika will license Hunter the right to manufacture and sell certain of its products (the "Garden Botanika Products") to the Westin Hotel Company.

        It is therefore agreed as follows:

        1.     Appointment of Hunter as Distributor.

        Subject to the terms and conditions of this Agreement, including without limitation the restrictions of Section 2 below, Garden Botanika hereby appoints Hunter as a distributor to the Westin Hotel Company (the "Westin") of the Garden Botanika Products listed or to be listed on Schedule B, which may be amended by the parties from time to time, as approved by Garden Botanika for manufacture and sale by Hunter in accordance with this Agreement.

        2.     Restrictions on Hunter.

        (a) During the term of this Agreement, Hunter shall not take any of the following actions:

               (i) sell any of the Garden Botanika Products under any trademark other than the Garden Botanika Trademarks or use the same formula for any other product;

               (ii) use any of Garden Botanika's designs, packaging, labeling or formulas on any other product other than in the manufacture and sale of the Garden Botanika Products as permitted herein;

               (iii) sell any of the Garden Botanika Products to anyone other than the Westin;

               (iv) use the name Garden Botanika in its company name, the name of a division or any other name under which Hunter conducts its business or otherwise use any names, marks or symbols of Garden Botanika, including but not limited to the Garden Botanika Trademarks or any names, marks or symbols which are similar thereto or which might tend to confuse, deceive or mislead purchasers or prospective purchasers. The words "names, marks or symbols" as used in this section include, but


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       are not limited to, corporate and private names, trademarks, symbols, designations, indicia, slogans, other means of identifying products of Garden Botanika or Hunter; or

               (v) distribute or sell Garden Botanika Products in a form of packaging other than that specifically approved by Garden Botanika for such products.

        3.   Manufacture.

        Garden Botanika hereby grants to Hunter the right to manufacture Garden Botanika Products or to have such Garden Botanika Products manufactured for Hunter solely for the purpose of supplying the Westin. Upon request, Garden Botanika shall promptly furnish Hunter with the formulations and specifications of the Garden Botanika Products to be manufactured and the specifications for the packaging required for such Garden Botanika Products, except that Garden Botanika reserves the right to withhold the formulations and specifications of any specific Garden Botanika Product that it does not approve for manufacture and sale by Hunter in accordance with this Agreement. Hunter shall supply Garden Botanika with samples of the formulations of the Garden Botanika Products so produced, including packaging and labels, in order that Garden Botanika may determine that such products reasonably conform to its formulations and specifications. Hunter or its manufacturer may produce such number of the approved Garden Botanika Products as may be necessary or appropriate to effect the distribution provided for in this Agreement. Hunter agrees that such formulations and specifications are the sole property of Garden Botanika and agrees to maintain said formulations and specifications in the strictest of confidence and to exert its best efforts to safeguard said formulations and specifications for the exclusive benefit of Garden Botanika.

        4.     Trademark, Etc.

        (a) Grant of License. Garden Botanika hereby grants to Hunter the right, during the term of this Agreement, to use the Garden Botanika Trademarks and the packaging, formulations and specifications furnished to Hunter by Garden Botanika in the manufacture, labeling and selling of the Garden Botanika Products, solely in accordance with the provisions of this Agreement, with the right to sublicense a manufacturer or manufacturers, (such sublicensee to have the right only to manufacture Garden Botanika Products for sale to Hunter). The Garden Botanika Trademarks may be used by Hunter only on or in connection with the Garden Botanika Products. If requested by Garden Botanika, signs, labels, packaging materials, advertisements, product coverings and other written materials bearing the Garden Botanika Trademarks shall display either the "R" or the "TM" notice of trademark registration, depending on which notice of trademark registration Garden Botanika instructs Hunter to display. The Garden Botanika Trademarks shall be applied in compliance with all applicable laws and regulations and as Garden Botanika may reasonably request. Hunter recognizes that Garden Botanika has all rights, title and interest in and to the Garden Botanika Trademarks, including the goodwill of the business symbolized thereby, and Hunter shall at any time, whether during or after the term of this Agreement, execute any documents reasonably requested by Garden Botanika to confirm its ownership rights. Hunter further agrees to use the



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Garden Botanika Trademarks only in conformance with the trademark guidelines and standards furnished to Hunter by Garden Botanika.

        (b) Quality of Products.

               (1) All Garden Botanika Products manufactured by or for Hunter shall be manufactured (i) strictly in accordance with the formulations and manufacturing standards furnished to Hunter by Garden Botanika, and (ii) utilizing only ingredients and packaging components which are approved by Garden Botanika and obtained from suppliers approved by Garden Botanika.

               (2) Hunter shall furnish to Garden Botanika, and shall cause its manufacturers to furnish to Garden Botanika, "batch" samples of the each of the formulated Garden Botanika Products for its testing and approval. Hunter also agrees to perform microbiological testing on all batches of Garden Botanika Products in a manner customary in the industry and as reasonably requested by Garden Botanika and to periodically submit copies of its test documentation to Garden Botanika. Garden Botanika shall receive advance notice of production schedules and, upon three business days' notice, have the right to be present and audit the manufacturing process.

        (c) Similar Trademarks. During the term of this Agreement and for a period of five (5) years thereafter, Hunter shall not use for any product similar to any of the Garden Botanika Products any trademark, trade name, symbol, trade dress, label or package bearing any resemblance to the Garden Botanika Trademarks or any of the packaging or labels used by Hunter on the Garden Botanika Products.

        5.     Royalties and Expenses.

        (a) In consideration of the rights granted to Hunter by Garden Botanika, Hunter shall pay to Garden Botanika a royalty of two percent (2%) of Hunter's "gross sales" of all Garden Botanika Products. Hunter shall pay the royalty within thirty (30) days after shipment of the Garden Botanika Products. For the purposes of this Agreement, "gross sales" shall mean the total sales of the Garden Botanika Products, less freight and returns, but without any deduction for commissions or selling expenses; provided, further, that such gross sales and royalty may be calculated in accordance with the attached Schedule C, as may be amended from time to time. The parties recognize and agree that freight charges may be deducted from total sales in amounts actually occurred or as a reasonable percentage of total sales, in accordance with Hunter's standard procedures and subject to Garden Botanika's right of audit in Section 6. Payment of royalties for gross sales in any one month shall be on standard terms of net 30 days as of the end of the month in which such sales occurred.

        (b) In further consideration of the rights granted to Hunter by Garden Botanika, Hunter agrees in good faith not to shift fees and costs required by the Westin to Garden Botanika and to cooperate with Garden Botanika in decisions concerning their mutual benefit, including, if appropriate and with Hunter's prior consent, the allocation and payment of



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reasonable expenses required to be paid by the Westin in connection with
Hunter's provision of Garden Botanika's amenities program.

        (c) Payments not postmarked by the due date shall be accompanied by an additional interest amount equal to 1-1/2% for each 30 days past due or portion thereof.

        6.     Reports; Right of Audit.

        (a) During the term of this Agreement, Hunter shall furnish Garden Botanika with the following items at the times specified below:

               (i) Hunter shall send Garden Botanika a statement with each royalty check showing the gross invoice value of all Garden Botanika Products shipped under this Agreement during the royalty period and the calculation of the royalties to be paid for such period; and

               (ii) Within ninety (90) days after the end of each calendar year, Hunter shall send to Garden Botanika a statement certified by Hunter's independent public accountants, verifying its gross sales of Garden Botanika Products during such year, a reconciliation to the amount actually paid and payment for any remaining balance due for year.

        (b) Hunter shall permit Garden Botanika, at Garden Botanika's expense, upon at least three (3) business days prior notice, to examine its relevant books and records during its regular business hours for the purpose of verifying the statements given by Hunter to Garden Botanika pursuant to this Section 6 and Hunter's compliance with Section 5, including, if applicable, the reasonableness of the percentage applied to total sales for deducting freight costs. If such examination discloses that the gross sales reported by Hunter for any payment period are understated by any amount, or if the percentage applied to total sales for deducting freight costs results in an overstatement of freight costs by more than five percent (5%), Hunter shall pay Garden Botanika the full amount of the resulting underpayment of royalties, if any, plus the costs actually incurred by Garden Botanika for the examination.

        7.     Confidentiality.

        Each party acknowledges that during the term of this Agreement, it may have access to or become acquainted with various trade secrets and confidential proprietary information of the other, including, but not limited to, the formulations, specifications, marketing plans and new product ideas relating to the Garden Botanika Products which they furnish to each other or which are discussed by either party. Neither party shall use the trade secrets or proprietary information obtained from the other party for any purpose other than for the sale of the Garden Botanika Products in accordance with this Agreement. Neither party shall disclose any such trade secrets or proprietary information to anyone except their respective employees, subcontractors or their successors and assigns who in their judgment have a need to know the information in order for each party to carry out this Agreement. Each of Hunter and Garden



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Botanika shall use its best efforts to prevent any further disclosure by its employees or subcontractors, including obtaining confidentiality agreements from them.

        8.     Term of Agreement.

        Unless sooner terminated in accordance with the provisions of Section 9, the term of this Agreement shall commence on the date first above written and shall continue in full force and effect for the period from December 1, 1997 to December 31, 2001 and, thereafter, may be terminated by Garden Botanika by providing Hunter with ninety (90) days' written notice; provided, however, that this Agreement shall terminate automatically in the event Hunter is no longer retained by the Westin for the purchase of Garden Botanika Products.

        9.     Termination.

        In addition to any other rights that Garden Botanika may have under this Agreement, Garden Botanika may terminate this Agreement, as follows:

         (a) without prior written notice or legal action by Garden Botanika:

               (i) if Hunter makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business or affairs, or if it enters into any proceeding in bankruptcy, reorganization or arrangement, or if it enters into any other proceeding under any law for the relief of creditors; provided, however, that if any matter covered by this Section 9 (a) is affected without being voluntarily initiated by Hunter, Hunter shall have a period of sixty (60) days to cause such matter to be terminated, and if the matter is terminated within the sixty (60) day period, no termination of rights shall result under this section, or

               (ii) if Hunter commits a material breach of Section 4(b)(1) relating to quality control; provided that "material breach" is understood to include (x) material deviations in the quality of products or packaging and (y) deviations in a material amount of products, or products with packaging, that do not meet quality standards that, in the case of each of (x) and (y) are shipped for sale and are not recalled and removed from distribution), as well as (z) repeated failures to meet quality standards in accordance with subparagraph (c) below;

        (b) if Hunter commits a breach of any of the terms or condition of this Agreement, by giving Hunter at least ninety (90) days notice of termination and an opportunity to cure (which notice shall set forth with specificity the alleged breach) except in the case of subparagraphs 9 (i) through (ii) below, as to which the notice and cure period shall not be applicable:

               (i) Hunter fails to comply with the confidentiality provisions contained in Section 7; or



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               (ii) Hunter fails to comply with the provisions of Section 4 (a)
        or (c) relating to Garden Botanika Trademarks; and

        (c) subject to Paragraph (a) (ii) (z) above, if Hunter commits a breach of Section 4(b)(1) relating to quality control, by giving Hunter at least fourteen (14) days notice of termination and an opportunity to cure, so long as it is understood that the meaning of "cure" is to include that any products, or products with packaging, that do not meet quality standards are recalled and removed from distribution and no such further products are shipped until such cure is effectively made.

        Upon termination or expiration of this Agreement, Hunter shall not be entitled to termination payments, compensations, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, including for advertising, promotion or for manufacturing facilities, investments, leases, or other commitments relating to the business of Hunter, including without limitation, damages claimed by reason of Hunter' reliance on further continuance of this Agreement. The termination of this Agreement shall not discharge either party from its obligation to pay any sums due to the other party hereunder.

        10.    Relationship of Parties.

        The relationship between Garden Botanika and Hunter under this Agreement is solely that of licensor and licensee. Hunter is not the agent of Garden Botanika for any purpose and has no right to bind Garden Botanika nor shall Hunter hold itself out as having any such authority.

        11.    Force Majeure.

        Neither party shall be responsible for any failure or delay in the performance of acts contemplated by this Agreement due to circumstances beyond its control, including, without limitation, acts of God, fires, floods, wars, labor disputes or embargoes.

        12.    Infringement.

        (a) If any action is known to Hunter to be threatened or brought against Garden Botanika and/or Hunter based, in whole or in part, on the terms and provisions of this Agreement or the Garden Botanika Trademarks, Hunter shall promptly notify Garden Botanika, and Garden Botanika shall respond to such threat or defend such action in any manner and on any terms Garden Botanika shall, in its sole discretion, deem appropriate. Garden Botanika shall bear all attorneys' fees and costs of any response or action relating to the matters described in Section 12 (a) and (b) hereof, and Hunter shall cooperate fully with Garden Botanika in connection with any such response or action.

        (b) In the event that any infringement of the Garden Botanika Trademarks comes to the attention of Hunter, then Hunter shall promptly notify Garden Botanika of such infringement. Garden Botanika shall be entitled in its sole discretion to take whatever steps it



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deems necessary to stop such infringement and/or recover damages therefor.
Hunter will fully cooperate and assist Garden Botanika in any such prosecution of such action. Any damages recovered in any such action shall be applied as follows: first, to reimbursement of Garden Botanika for costs and expenses incurred in connection therewith; and second, divided proportionately between the parties in accordance with the relative damages suffered by each.

        13.    Indemnity.

        (a) Hunter shall indemnify and hold Garden Botanika harmless from and against any claim, suit, loss, liability, damage or expense, including attorneys' fees and costs, that may be sustained or incurred by Garden Botanika as a result of or in connection with the breach of any representation, warranty or covenant made by Hunter in this Agreement.

        (b) Garden Botanika assumes no liability to Hunter or any of its sublicensees or other third parties with respect to claims of any nature arising from defects in the Garden Botanika Products manufactured or sold by Hunter or its sublicensees under the Garden Botanika Trademarks, with the exception of products manufactured by Garden Botanika. Hunter shall indemnify and hold Garden Botanika harmless from and against any claim, suit, loss, liability, damage or expense, including reasonable attorneys' fees and costs, that may be sustained or incurred through claims of third parties against Garden Botanika arising out of, or in connection with Hunter, manufacture, distribution, sale or other disposition of the Garden Botanika Products, except (i) any claim that the use of the Garden Botanika Trademarks or the manufacture, use or sale of the Garden Botanika Products infringes upon any patent, trademark, trade secret or other proprietary right, or misappropriates any trade secret of any third party, or
(ii) insofar as any such claims may arise from (a) any products manufactured by Garden Botanika, (b) any breach of this Agreement by Garden Botanika, (c) any invalidity or defect in the title of Garden Botanika to the Garden Botanika Trademarks or the packaging, formulations or specifications furnished to Hunter by Garden Botanika hereunder, not caused by any act or default of Hunter, or (d) the instructions given to Hunter by Garden Botanika, provided such instructions have been properly carried out by Hunter.

        14.    Miscellaneous.

        (a) Governing Law. This Agreement shall be governed by and construed in accordance with the law of Washington applicable to agreements made and to be performed in Washington. In the event any dispute arising hereunder cannot be resolved by mutual agreement, any legal action thereafter prosecuted or initiated under this Agreement shall be brought in the Superior Court of King County, State of Washington. The parties to this Agreement waive any other choice of law, jurisdiction or venue rights which they might otherwise have.

        (b) Notices. Any notice or other communications under this Agreement shall be in writing and shall be considered given when mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):



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                                 Garden Botanika
                             8624 154th Avenue N.E.
                            Redmond, Washington 98052

                              Hunter Packaging Ltd.
                             2380 South Service Road
                                Oakville, Ontario
                                 Canada L6L 5M9

        (c) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

        (d) Complete Agreement. This Agreement contains a complete statement of all the arrangements between the parties and cannot be changed or terminated orally.

        (e) Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.


                                        GARDEN BOTANIKA, INC.



                                        By: /s/ MICHAEL W. LUCE
                                            ------------------------------------
                                            Its:  President

                                        HUNTER PACKAGING LTD.



                                        By: /s/ JOHN D. HUNTER
                                           -------------------------------------
                                            Its:  President


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